UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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HERITAGE BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERITAGE BANKSHARES, INC.

150 GRANBY STREET, NORFOLK, VA 23510

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 16, 2011

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of Heritage Bankshares, Inc. (the “Company”) will be held at 10:00 a.m. local time, at the Courtyard by Marriott Hotel, 520 Plume Street, Norfolk, Virginia 23510, on Thursday, June 16, 2011, for the following purposes:

1. Election of Directors. To elect to the Board of Directors of the Company five (5) “Class 2” directors to serve three-year terms until the 2014 Annual Meeting of Shareholders.

2. Advisory (Non-Binding) Vote on Executive Compensation. To consider and approve an advisory (non-binding) resolution approving the compensation of our executive officers.

3. Ratification of Independent Auditors. To ratify the appointment of Elliott Davis LLC as the Company’s independent auditors for the year ending December 31, 2011.

4. Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only holders of record of our common stock at the close of business on April 18, 2011 are entitled to notice of, and to vote at, the 2011 Annual Meeting of Shareholders or any adjournment thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the meeting. The Board of Directors unanimously recommends that shareholders vote “FOR” approval of each of the above items.

By Order of the Board of Directors, /s/ Michael S. Ives
Michael S. Ives, President & Chief Executive Officer

Dated in Norfolk, Virginia and mailed

the 28th day of April, 2011

IMPORTANT NOTE: YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE PROXY STATEMENT. IF YOU HOLD SHARES IN “STREET NAME” THROUGH A BROKER OR OTHER NOMINEE, YOU MAY VOTE YOUR SHARES BY ANY METHOD SPECIFIED ON THE VOTING INSTRUCTION FORM PROVIDED BY OR ON BEHALF OF THE BROKER OR NOMINEE.

HERITAGE BANKSHARES, INC.

150 Granby Street

Norfolk, Virginia 23510

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 16, 2011

This Proxy Statement is being furnished to our common shareholders by our Board of Directors in connection with our solicitation of appointments of proxy in the form of the enclosed proxy card for use at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m. local time, at the Courtyard by Marriott Hotel, 520 Plume Street, Norfolk, Virginia 23510, on Thursday, June 16, 2011. This Proxy Statement and the accompanying Proxy Card will first be mailed to shareholders on or about April 28, 2011.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “the Company,” “we”, “us”, “our” and similar terms refer to Heritage Bankshares, Inc. Our wholly-owned banking subsidiary, Heritage Bank, is referred to as the “Bank.”

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

At the Annual Meeting, holders of our common stock on the record date for the meeting will consider and vote on the following proposals to:

•

Proposal One: Elect to the Board of Directors of the Company five (5) “Class 2” directors to serve three-year terms until the 2014 Annual Meeting of Shareholders (see “Proposal One: Election of Directors” beginning on page 4);

•

Proposal Two: Approve an advisory (non-binding) resolution approving the compensation of our executive officers (see “Proposal Two: Non-Binding Approval of Executive Compensation” beginning on page 32); and

•

Proposal Three: Ratify the appointment of Elliott Davis LLC as the Company’s independent auditors for the year ending December 31, 2011 (see “Proposal Three: Ratification of Appointment of Independent Auditors” beginning on page 33);

•	Transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” each of the above Proposals.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON JUNE 16, 2011

The Notice of 2011 Annual Meeting, Proxy Statement, Annual Report on Form 10-K, Annual Report of the Company (and President’s Report to Stockholders) and proxy card are available at www.proxyvote.com.

GENERAL INFORMATION

Record Date and Voting Rights

The Board of Directors has established the close of business on April 18, 2011 as the “Record Date” to determine which of our shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. A total of 2,307,502 shares of our common stock were outstanding on the Record Date, and each outstanding share is entitled to one vote on each matter to be voted on at the Annual Meeting. Only shareholders of record of our common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.

Please note that, under Virginia law, shareholders are not entitled to appraisal rights with respect to any of the Proposals presented in this Proxy Statement.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxies for the Annual Meeting, including costs of preparing and mailing this Proxy Statement. We are requesting that banks, brokers and other nominees forward copies of our proxy solicitation materials to their customers and request their voting instructions, and if requested we will reimburse those persons for their reasonable out-of-pocket expenses in doing so. In addition to solicitation by mailing these Proxy Statements, our directors, officers and employees may solicit proxies, either personally, by telephone or by other methods of communication, but they will not receive any additional compensation for doing so.

How You Can Vote at the Annual Meeting

Individual Voting. If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in any of the following ways:

•	You can attend the Annual Meeting and vote in person.

•	You can sign and return the Proxy Card enclosed with this Proxy Statement and appoint the “Proxies” named therein to vote your shares for you at the Annual Meeting.

Broker Voting. If your shares of our common stock are held for you in “street name” by a broker or other nominee, even though you are the beneficial owner of your shares, your broker or nominee is the record holder of your shares and is required to vote your shares for you. Brokers, as the record holders of shares, are permitted to vote on “routine” matters without instructions from the beneficial owner of the shares; however, brokers may not vote on “non-routine” matters unless they have been provided with instructions by the beneficial owners. Important Changes: Due to recent rule changes enacted by the New York Stock Exchange and the Securities and Exchange Commission (“SEC”), voting for both directors in uncontested elections and advisory votes on executive compensation are no longer considered “routine” matters. Therefore, brokers will not be permitted to cast votes on (i) Proposal One, the election of directors, or (ii) Proposal Two, the non-binding advisory resolution regarding the compensation of our executive officers, in each case without instructions from their customers (i.e., the beneficial owners of shares). The rules regarding broker discretionary voting do not affect a broker’s ability to use its discretion to cast votes on uninstructed shares in connection with Proposal Three, the ratification of our independent auditors, as this proposal continues to be considered a “routine” matter.

If you hold your shares of common stock in “street name” with a broker or other nominee, you will receive instructions from the broker or nominee that you must follow for your shares to be voted. Please follow those instructions carefully to ensure that your shares are voted in accordance with your wishes on the matters presented in this Proxy Statement.

Revocation of Proxy; How You Can Change Your Vote

If you execute and deliver a proxy, you have the power to subsequently revoke it and change your vote at any time by (i) executing a proxy dated as of a later date and delivering it to our Secretary prior to the Annual Meeting, (ii) providing our Secretary with written notice prior to the Annual Meeting of your desire to revoke your proxy or change your vote or (iii) attending the Annual Meeting, notifying our Secretary that you wish to revoke your proxy and voting your shares in person. Simply attending the Annual Meeting will not revoke your proxy.

Quorum and Voting Procedures and Requirements

Quorum. A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the Annual Meeting, a quorum will consist of a majority of the outstanding shares of our common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. If you return a valid proxy or attend the Annual Meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any given issue(s). Once a share is represented for any purpose at the Annual Meeting, it will be treated as present for quorum purposes for all purposes for the remainder of the meeting and for any adjournments.

Voting Procedure. When you sign a Proxy Card you appoint Peter M. Meredith, Jr. and Harvey W. Roberts, III as your representatives (“proxies”) at the Annual Meeting. Messrs. Meredith and Roberts will vote your proxy as you have instructed them on the Proxy Card. If you submit a valid proxy but do not specify how you would like it to be voted, Messrs. Meredith and Roberts will vote your proxy for (i) the election to the Board of Directors all of the nominees listed below under “Election of Directors”; (ii) the resolution approving the compensation of our executive officers; and (iii) the ratification of the selection of our independent public accountants for the year ending December 31, 2011. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the Annual Meeting, Messrs. Meredith and Roberts will vote your proxy on such matters in accordance with their judgment.

Please see “How You Can Vote at the Annual Meeting -- Broker Voting” above for additional information regarding the voting procedure for common stock held in “street name”.

Approval Requirements. Assuming in each case that a quorum is present:

•

With respect to Proposal One, the election of directors, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the individuals who receive the highest number of votes will be selected as directors up to the maximum number of directors to be elected at the meeting.

•

With respect to Proposal Two, the non-binding advisory resolution approving our executive compensation, the proposal will be considered approved if the number of shares of common stock voted in favor of the proposal exceed the number of shares of common stock voted against the proposal. This vote on Proposal Two is advisory and will not be binding upon our Board of Directors. However, our Board and Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

•

With respect to Proposal Three, the ratification of our independent public accounting firm, the proposal will be approved if the number of shares of common stock voted in favor of the proposal exceed the number of shares of common stock voted against the proposal.

Abstentions and “Broker Non-Votes”. Abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the Annual Meeting. A “broker non-vote” occurs when your shares are held by a broker or other nominee and are voted on one or more matters at the Annual Meeting but are not voted by the broker or nominee on a “non-routine” matter because you have not given the broker or nominee voting instructions on that matter. Neither abstentions nor “broker non-votes” will be considered to be participating in the voting and therefore will have no effect on the election of directors, the advisory vote on executive compensation or the ratification of our independent public accounting firm.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of members of the Board of Directors shall be fixed by resolution of the Board of Directors, with no fewer than fifteen (15) and no more than twenty-one (21) directors, and the Board of Directors currently consists of fifteen (15) persons. The Bylaws further provide that the Board of Directors will be divided into three (3) classes, as nearly equal in number as possible. Each class serves for a term of three (3) years and until their successors are elected and qualified.

At the Annual Meeting, five (5) directors comprising “Class 2” directors will be elected to serve until the 2014 Annual Meeting of Shareholders and until their successors are elected and qualified. The Nominating Committee nominated all of the nominees for election to the Board of Directors at the Annual Meeting, and all of the nominees currently serve as members of the Board and have consented to be named and have indicated their intent to serve if elected.

The following table sets forth certain information as of the Record Date with respect to each nominee and incumbent director of the Company, including age, the year he or she first became a director and the Board committees on which each such director currently sits.

Name	Age	Served as a Director Since	Board Committees

Nominees for Election of “Class 2” Directors Whose Terms Will Expire in 2014

David A. Arias	49	2010	Audit Committee

Wendell C. Franklin	65	2005	Compensation Committee

F. Dudley Fulton	62	1988	Audit Committee (Chairman)

Donald E. Perry	71	2009	Compensation Committee Nominating Committee

Ross C. Reeves	62	1994	Nominating Committee Executive Committee

Incumbent “Class 3” Directors Whose Terms Will Expire in 2012

Lisa F. Chandler	56	1998	Audit Committee

Stephen A. Johnsen	65	1984	Compensation Committee (Chairman) Nominating Committee Executive Committee

Thomas G. Johnson, III	41	2002	Compensation Committee

Charles R. Malbon, Jr.	61	2005	Compensation Committee Nominating Committee Executive Committee

L. Allan Parrott, Jr.	45	2002	Audit Committee Executive Committee

Incumbent “Class 1” Directors Whose Terms Will Expire in 2013

James A. Cummings	68	1992	Audit Committee

Michael S. Ives	58	2005	Executive Committee

David L. Kaufman	55	2005	Compensation Committee

Name	Age	Served as a Director Since	Board Committees
Peter M. Meredith, Jr.*	59	1992	Nominating Committee (Chairman) Compensation Committee (ex officio) Executive Committee (Chairman)

Harvey W. Roberts, III	66	1993	Audit Committee Nominating Committee Executive Committee

*	Mr. Meredith also has served as a Director of Waterside Capital Corporation (“Waterside”), a reporting company located in Norfolk, Virginia, since 1994. Mr. Meredith also currently serves as Chairman of the Board of Waterside.

Director Background and Qualifications

The criteria that our Nominating Committee considers in evaluating whether or not a given individual would be an effective member of our Board of Directors, including the consideration of diversity, are discussed in more detail under “Board Committees -- Nominating Committee” on page 14 of this Proxy Statement. The particular experience, qualifications, attributes or skills that led the Board to conclude that each member is qualified to serve on the Board of Directors are described in detail below:

Nominees for Election as Directors

David A. Arias. Mr. Arias serves as President and Chief Operating Officer of Swimways Corporation, a family-owned, Virginia Beach-based leisure and recreational water products manufacturer that boasts distribution in over 35,000 storefronts worldwide. Mr. Arias is very active in the community, including his involvement in Operation Smile, the United Way of South Hampton Roads and numerous other philanthropic and civic organizations. Mr. Arias was elected to the Board in 2010, following the retirement of Barbara Zoby, and was recently appointed to our Audit Committee; prior to his election to the Board of Directors of the Company, Mr. Arias served as a member of the Bank’s Board of Directors for nearly two years, a position he still holds. The Company believes that Mr. Arias’ qualifications to sit on the Board of Directors include his leadership of an exceptionally successful business enterprise with national and international operations, his general financial, management and operational acumen and his involvement in the community.

Wendell C. Franklin. Mr. Franklin is a Senior Vice President of S.L. Nusbaum Realty Co., a commercial real estate leasing and brokerage firm based in Norfolk, Virginia. He has been with S.L. Nusbaum since 1973 and currently heads the firm’s Residential Management Division and Multifamily Development Department. Mr. Franklin also serves as president of S.L. Nusbaum Mortgage Co., founded in 1995, which assists in the acquisition and development of future communities by participating in the financing and loan origination, and is also president of S.L. Nusbaum Housing. Among other professional recognition, Mr. Franklin received the 2005 Tidewater Multifamily Housing Council’s Award of Excellence Lifetime Achievement Award for his contributions to the industry. Mr. Franklin was a board member of CENIT Bancorp prior to its sale, and he has served as a director of the Company since 2005 and is also a member of our Compensation Committee. The Company believes that Mr. Franklin’s qualifications to sit on the Board of Directors include his vast experience in all aspects of commercial real estate, including his expertise with regard to multi-family housing, and his service as a board member of other financial institutions.

F. Dudley Fulton. Mr. Fulton is an executive with USI Insurance Services, one of the largest insurance brokerage firms in the United States. As a principal with Henderson & Phillips, Incorporated, a Norfolk-based insurance agency, Mr. Fulton successively led the sale of the agency to USI in 1996. Mr. Fulton has been with USI since the sale, first serving as President & Chief Executive Officer of the post-sale Henderson & Phillips subsidiary, and then as President & Chief Executive Officer of USI’s Mid-Atlantic Insurance Services business, before assuming his current executive responsibilities. Prior to entering the insurance field, Mr. Fulton was a respected commercial bank lending officer. Mr. Fulton has been a Company director for over twenty years and also chairs our Audit Committee. The Company believes that Mr. Fulton’s qualifications to sit on the Board of Directors include his financial expertise, his management and operational experience developed through the successful stewardship of a regional insurance firm and executive experience as part of a large national insurance conglomerate, as well as his prior banking experience, and his long tenure as a member of our Board of Directors.

Donald E. Perry. Mr. Perry is President and owner of Continental Properties Corporation, a commercial real estate investment and development company that he founded in 1973. In 1996, Mr. Perry founded Continental Realty Services, a brokerage and property management sister company, which complements the services of Continental Property Corp. Under Mr. Perry’s direction, the company has been actively involved in all aspects of commercial real estate investment and development for over thirty years. Before commencing his real estate career, Mr. Perry gained valuable insight into the banking regulatory landscape through service at the Federal Reserve Bank of Richmond, working for close to five years as a bank examiner and an internal auditor. Mr. Perry is active in the community, including his service as a past president and board member of the Hampton Roads Association of Commercial Real Estate. Mr. Perry has been a director since 2009 and is a member of our Compensation Committee and Nominating Committee. The Company believes that Mr. Perry’s qualifications to sit on the Board of Directors include his general commercial real estate experience, in particular in the industrial realm, his operational experience in founding, developing and managing a successful commercial real estate investment and development enterprise and his prior service with the Federal Reserve Bank of Richmond as a bank examiner and internal auditor.

Ross C. Reeves. Mr. Reeves is a member of the Norfolk-based law firm, Willcox & Savage, P.C. Mr. Reeves has been in private legal practice for over 30 years, representing lenders, committees and businesses in workout negotiations, foreclosures and bankruptcy reorganization proceedings. Mr. Reeves is recognized as a preeminent expert on creditors’ rights and bankruptcy related matters, having been recognized in the Best Lawyers in America publication (Bankruptcy and Creditor-Rights Law) since 1992 and as a Fellow in the American College of Bankruptcy. Mr. Reeves also is recognized as a Certified Business Bankruptcy Specialist with the American Board of Certification and has lectured extensively on creditors’ rights issues and shareholder disputes. Mr. Reeves has served as a director since 1992 and is a member of our Nominating Committee and our Executive Committee. The Company believes that Mr. Reeves’ qualifications to sit on the Board of Directors include his experience and perspective developed as a practicing attorney, in particular his focus on representing financial institutions in bankruptcy and other distressed-debtor situations and assessing impaired credit on behalf of his lender clients, together with his many years of service to the Company.

Continuing Directors

Lisa F. Chandler. Ms. Chandler is Executive Vice President of Nancy Chandler Associates, Inc., a residential real estate firm serving all of Hampton Roads, and oversees numerous management and operational functions for the firm. Ms. Chandler is active in a great number of professional, civic and charitable organizations; among many other roles, she is currently a member of the National Association of Realtors, the Virginia Association of Realtors and the Hampton Roads Realtors Association, and serves on the Planning Commission for the City of Norfolk and on the Board of Directors of the ODU Real Estate Foundation. Ms. Chandler has served as a director since 1998 and is a member of our Audit Committee. The Company believes that Ms. Chandler’s qualifications to sit on the Board of Directors include her success in the residential real estate business, which complements nicely other Board members’ commercial real estate expertise, her active role in professional, civic and charitable organizations within our community and her many years of service to the Company.

Stephen A. Johnsen. Mr. Johnsen is the Executive Vice President of Brown & Brown Flagship, a commercial insurance agency specializing in design, placement and service of insurance for large marine operations, a variety of corporate enterprises and commercial fishing vessels along the Atlantic and Gulf Coasts. Mr. Johnsen founded the company in 1978 and has guided it to its current status as a full service insurance provider. Prior to his agency career, Mr. Johnsen worked in various capacities for the Marine Office of America Corporation, a large U. S. insurance carrier. Mr. Johnsen is very active in a number of professional and civic endeavors, currently serving as a member of the Society of Naval Architects and Marine Engineers, the East Coast Fisheries Association, the Propeller Club of the Port of Norfolk, South Tidewater Ship Repairers Association, the Hampton Roads Marine Association and the Hampton Roads Chamber of Commerce. Mr. Johnsen is our longest-tenured director, having served since 1984, and currently chairs our Compensation Committee and also serves as a member of our Nominating Committee and our Executive Committee. The Company believes that Mr. Johnsen’s qualifications to sit on the Board of Directors include his general background in all manner of insurance products, his management and operational experience developed through founding, running and managing a successful insurance firm and his professional and civic activities with the community, together with his long-time service to the Company.

Thomas G. Johnson, III. Mr. Johnson is Senior Vice President of Development for S.L. Nusbaum Realty Co., focusing on commercial sales, leasing and development. Mr. Johnson has been with S.L. Nusbaum since 1993, and in the last ten years he has led the Nusbaum project team focusing on build-to-suit development. During that time, Mr. Johnson has been involved as a principal and managing partner for approximately twenty multi-million dollar real estate developments. Prior to joining S.L. Nusbaum, Mr. Johnson was an investment banking analyst with Robinson-Humphrey Co. in Atlanta, specializing in corporate finance transactions. Mr. Johnson serves on the Board of Directors of Hampton Roads Association of Commercial Real Estate, the Norfolk Forum and the Virginia Stage Company, and he is the former treasurer and a former board member of the Norfolk Botanical Gardens. Mr. Johnson has been a director since 2002 and serves on our Compensation Committee. The Company believes that Mr. Johnson’s qualifications to sit on the Board of Directors include his experience as a successful real estate development executive, his investment banking experience, his contacts within the business community and his active role in professional, civic and charitable organizations.

Charles L. Malbon, Jr. Mr. Malbon served as President of Tank Lines, Inc., an oil distributor based in Virginia Beach, until the sale of the company in 2009. Mr. Malbon was a board member of CENIT Bancorp prior to its sale, and he has been a director of the Company since 2005 and currently serves as a member of our Compensation Committee, Nominating Committee and Executive Committee. The Company believes that Mr. Malbon’s qualifications to sit on the Board of Directors include his operational and management experience developed as a successful small business owner, his prior service as a board member of other financial institutions and his knowledge of and activities within the community.

L. Allan Parrott, Jr. Mr. Parrott is the President of Tidewater Fleet Supply, LLC, a full-line automotive, truck and heavy equipment parts distributor serving customers in Southeastern Virginia, Richmond and Northeastern North Carolina, whose customers include federal, state and local governments as well as fleets and installers. Before that, Mr. Parrott was an attorney in private practice locally. Mr. Parrott has been a director since 2002 and also serves on our Audit Committee and Executive Committee. The Company believes that Mr. Parrott’s qualifications to sit on the Board of Directors include his leadership in the growth and development of a successful small business, his financial and analytical skills and his many years of service to the Company.

James A. Cummings. Mr. Cummings currently serves as Managing Partner of Southern Atlantic Properties LLC, a real estate company. Before that, Mr. Cummings served as Chief Executive Officer of Southern Atlantic Screenprint and Sign, a custom manufacturer of screen printed decals, signs, banners, point of purchase materials and other graphics. Mr. Cummings also previously owned and served as Chief Executive Officer of Southern Atlantic Label Co., Inc., a Chesapeake, Virginia-based producer of product labels for over 1,000 customers, including nationally known manufacturers and distributors, until its sale to York Label at the end of 2009. Mr. Cummings has been a director since 1992 and is a member of the Company’s Audit Committee. The Company believes that Mr. Cummings’ qualifications to sit on the Board of Directors include his management and operational experience as a small business owner and his general financial acumen, as well as his long-time service as a director.

Michael S. Ives. Mr. Ives is the President & Chief Executive Officer of the Company and the Bank, positions he has held since February 2005, and serves on our Executive Committee. Mr. Ives previously served as President & Chief Executive Officer of CENIT Bancorp, Inc. for over nine years, before successfully leading CENIT’s sale to SouthTrust Corporation in 2001, following which he served as Chief Executive Officer for the Hampton Roads market of SouthTrust Bank for approximately three years. Mr. Ives was an attorney in private practice before commencing his banking career in 1987. The Company believes Mr. Ives’ qualifications to sit on the Board of Directors include his prior experience and success in leading and growing banks in our market and his extensive service in the banking industry in general, including his tenure with the Company.

David L. Kaufman. Mr. Kaufman is a founding Member and Senior Managing Director of Envest Private Equity, a private equity firm located in Virginia Beach, Virginia, which invests in privately-held, early stage growth companies in the eastern portion of the United States. Mr. Kaufman previously served as Chairman and Chief Executive Officer of The Vacation Store, which he co-founded in 1994 and grew into a leading national distributor of leisure travel before its sale in late 1998. Mr. Kaufman has been a director since 2005 and serves on our Compensation Committee. The Company believes that Mr. Kaufman’s qualifications to sit on the Board of Directors include his substantial experience in the operation, financing and oversight/management of small businesses and his relationships within the business community.

Peter M. Meredith, Jr. Mr. Meredith is Chairman & Chief Executive Officer of Meredith Construction Co., Inc., a highly regarded general contractor firm in our region. Mr. Meredith has been a director for nearly twenty years and serves as our Chairman of the Board, a position he has held since 1994. Mr. Meredith chairs our Nominating Committee and our Executive Committee, and he also serves as an ex officio member of our Compensation Committee. Mr. Meredith briefly acted as interim Chief Executive Officer of the Company, following the death of a former CEO and prior to the election of Mr. Ives, and is the Company’s largest shareholder. Mr. Meredith has also served since 1994 as a director of Waterside Capital Corporation, a publicly-held Norfolk-based small business investment company, currently holding the position of Waterside’s Chairman of the Board, and is an active real estate investor. The Company believes that Mr. Meredith’s qualifications to serve as a Director and Chairman of the Board include his great many years of service to the Company, his leadership and operation of a successful and well-regarded general contractor business, his local real estate investment expertise and his service on other public company boards.

Harvey W. Roberts, III. Mr. Roberts is a retired Certified Public Accountant and a decorated, retired U.S. military veteran. Prior to his retirement, Mr. Roberts was a principal in the Norfolk-based accounting firm McPhillips, Roberts & Deans, PLC, one of the most respected providers of business accounting and tax services in Hampton Roads. Since retiring, Mr. Roberts has been actively engaged in a number of other business endeavors, including investments in commercial real estate. Mr. Roberts has been a director since 1993 and serves on our Audit Committee, Nominating Committee and Executive Committee. The Company believes that Mr. Roberts’ qualifications to sit on the Board of Directors include his financial and accounting expertise developed as a Certified Public Accountant and his management experience as a principal in a sophisticated and respected accounting firm, together with his experience as a successful investor and manager of local commercial real estate and his numerous civic and charitable activities in our community.

Required Vote and Recommendation

The election of each nominee to the Board of Directors requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote; this means that the nominees receiving the greatest number of votes cast will be elected. There is no cumulative voting for the election of directors. A shareholder who desires to withhold voting of the proxy for one or all of the nominees may so indicate on his or her proxy card in accordance with the instructions provided.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE

PROPOSAL TO ELECT THE FIVE NOMINEES LISTED ABOVE AS “CLASS 2” DIRECTORS.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

The Company’s Board of Directors has primary responsibility for the determination of corporate policies and the overall financial condition of the Company. The Board of Directors appoints a chief executive and other officers who are responsible for conducting business on a day-to-day basis under the Board’s guidance. In turn, Company management provides the Board of Directors with a regular and detailed flow of information relating to the Company’s overall condition and financial performance.

Board Leadership Structure

The positions of the Company’s Chairman of the Board and the office of its President & Chief Executive Officer are held by different persons.

The Chairman of the Board, Peter M. Meredith, Jr., is an independent director (as determined in accordance with the criteria discussed below under “Independence of Directors”) and was appointed Chairman in 1994, after two years of service on the Board of Directors. The duties of the Chairman of the Board include presiding at meetings of the Board of Directors; calling special meetings of the Board; establishing agendas for meetings of the Board with advice from senior management and outside advisors; advising and consulting with the President & Chief Executive Officer, other executive officers and the chairmen of the standing Board committees regarding strategies, risks, opportunities and other matters; and providing strategic leadership and guidance. Mr. Meredith also serves as an ex officio member of the Compensation Committee and chairs both our Nominating Committee and Executive Committee. The duties of these committees are described under “Board Committees” beginning on page 11 below.

The President & Chief Executive Officer, Michael S. Ives, was appointed to those offices on February 7, 2005. He is the principal management officer of the Company, responsible for supervision of its executive and senior management and the operations of the Company and the Bank.

The Board of Directors has determined that the separation of the offices of Chairman of the Board and President & Chief Executive Officer is the most appropriate structure for the Company at this time, in particular given Mr. Meredith’s long tenure in the Chairman position, and the Board has further concluded that the structure will enhance Board independence and oversight and ensure there is no duplication of efforts between the two positions. Moreover, the separation of the Chairman of the Board and President & Chief Executive Officer allows the President & Chief Executive Officer to better focus on his responsibilities of running the Company and the Bank, enhancing shareholder value and expanding and strengthening our franchise, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

Board Role in Risk Oversight

Risk is inherent with every business, and the extent to which a business effectively manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk and liquidity risk. As a general principle, while the Company has not developed an enterprise-wide risk statement, the Board of Directors strongly believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to an effective oversight of the Company’s risk.

More specifically, management is responsible for the day-to-day oversight of risks the Company faces, while the Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements, in addition to its enhanced oversight responsibility in accordance with the “TARP Standards” described below under “Participation in Capital Purchase Program and Impact on Compensation”. The Audit Committee oversees management of financial risks and the internal and external audit process, among other things. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

At meetings of the Board of Directors and its committees, directors receive regular updates from senior management, who also are available to answer any questions regarding risk management or other matters. Outside of formal meetings, the Board of Directors, its committees and individual directors have access to senior executives, including the Chief Executive Officer and Chief Financial Officer, whenever necessary or appropriate.

We recognize that different Board leadership structures may be appropriate for different companies. We will continue to reexamine our corporate governance policies and leadership structure on an ongoing basis, as and when appropriate from time to time, to ensure they effectively meet the Company’s needs.

Independence of Directors

We apply the definition of “independent director” as prescribed under Rule 4200 of the NASDAQ Stock Market Marketplace Rules (“NASD Rule 4200”), which provides that an independent director is free of any relationship with the Company or its management that may impair the director’s ability to make independent judgments. In accordance with this guidance, the Board of Directors has determined that all of the directors of the Company would be considered independent, with the exception of Michael S. Ives, our President & Chief Executive Officer. Further, other than Mr. Ives (who serves on the Company’s Executive Committee), all of the members of the Board committees of the Company are considered independent under NASD Rule 4200. In making its determination concerning the independence of its directors, the Board of Directors reviewed and considered each director’s relationships, both direct and indirect, with the Company and the Bank, including those described below under “Certain Relationships and Related Transactions” on page 15 of this Proxy Statement. The Board of Directors also considered that Peter M. Meredith, Jr., our Chairman of the Board, has in the past served as general contractor for various construction and facility renovation projects undertaken by the Company.

Shareholder Communications with the Company’s Board of Directors

The Board of Directors has not established a written policy regarding communications with shareholders. A formal written policy has not been adopted because directors have periodic contact with shareholders through business, personal and community-based activities. Although not prescribed in a policy, shareholders may communicate with the Board of Directors through written correspondence addressed to the Company’s executive office at 150 Granby Street, Norfolk, Virginia 23510. Personal correspondence from a shareholder directed to an individual director will be referred, unopened, to that director. Personal correspondence marked “confidential” from a shareholder not directed to a particular director will be referred, unopened, to the Chairman of the Board.

Board Meetings; Meeting Attendance

The business of the Company is managed under the direction of the Board of Directors, with certain functions delegated to standing committees of the Board further described below. Regular Board meetings are held quarterly, in January, April, July and October of each year. The Board met four (4) times in 2010. All directors attended at least 75% of the total meetings of the Board of Directors in 2010, except that Mr. Franklin attended 50% of the Board meetings and Mr. Parrott attended 25% of the Board meetings. We also note that Barbara Zoby retired from the Board effective April 30, 2010 and attended both Board meetings held prior to her retirement, and that David Arias was elected to the Board of Directors of the Company in October 2010 and attended the one meeting held in 2010 subsequent to his election.

Although the Company’s Board of Directors meets only quarterly, the Board of Directors of the Bank meets every month. In addition to their participation in Company Board meetings, Company directors attend most if not all of these monthly Bank Board meetings, whether by virtue of their service as members of the Bank’s Board of Directors or as invited guests, thus affording all Company directors with ample opportunity to remain well-informed regarding all aspects of our company and business.

The Board of Directors does not have a policy regarding attendance at annual shareholder meetings. However, all Board members are strongly encouraged to attend such meetings, and thirteen (13) of the Board members attended the 2010 Annual Meeting of Shareholders held on June 16, 2010.

Board Committees

The Board of Directors has four standing committees, the Audit Committee, Compensation Committee, Nominating Committee and Executive Committee, as well as other ad hoc committees. All committee meetings are scheduled by the committee chairpersons as deemed necessary. All committee members attended at least 75% of the meetings of the various committees on which they served as members in 2010, except that Messrs. Franklin, Kaufman and Malbon attended 50% of the Compensation Committee meetings and Mr. Reeves attended 50% of the Nominating Committee meetings. Certain information regarding the members and duties of the various committees is detailed below.

Audit Committee

The Audit Committee consists of F. Dudley Fulton (Chairman), David A. Arias, Lisa F. Chandler, James A. Cummings, L. Allan Parrott, Jr., and Harvey W. Roberts, III. The Board of Directors has determined that Mr. Fulton is the “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and Mr. Fulton is an “independent director” under the guidelines used by the Company as described above under “Independence of Directors”. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor of the Company. It also must pre-approve all audit and non-audit services provided by the independent auditor. Further, while management has primary responsibility for the consolidated financial statements and financial reporting process for the Company, the Audit Committee reviews the Company’s financial reporting process, including internal control over financial reporting, on behalf of the Board of Directors. The Audit Committee acts as the intermediary between the Company and the independent auditor and reviews the reports of the independent auditor. The Audit Committee has adopted a formal written charter, which was amended and restated in its entirety in March 2009 and filed as an appendix to the Company’s Proxy Statement for its 2009 Annual Meeting of Shareholders mailed to shareholders and filed with the SEC on or about April 29, 2009, but is currently not available to our shareholders on the Company’s website. The Audit Committee held four (4) meetings in 2010.

Please see “Audit Committee Report” beginning on page 14 below.

Compensation Committee

The Compensation Committee consists of Stephen A. Johnsen (Chairman), Wendell C. Franklin, Thomas G. Johnson, III, David L. Kaufman, Charles R. Malbon, Jr. and Donald E. Perry. (Peter M. Meredith, Jr., as Chairman of the Board, also serves as an ex officio member of the Committee.) The Compensation Committee has not adopted a formal written charter. The Compensation Committee is responsible for overseeing the compensation structure of the Company. The Compensation Committee also reviews the performance and establishes the compensation of the Company’s President & Chief Executive Officer and, after considering the recommendations of the President & Chief Executive Officer, reviews and approves the compensation of the Company’s other executive officers. In addition, the Compensation Committee administers the Heritage 2006 Equity Incentive Plan.

In light of the Company’s continued participation in the TARP Capital Purchase Program, the “TARP Standards” (discussed in detail below under “Participation in Capital Purchase Program and Impact on Compensation” beginning on page 17) require the Company to establish and maintain during the TARP Period (as defined below) a compensation committee consisting solely of independent directors for the purpose of reviewing employee compensation plans, and the Compensation Committee is a “compensation committee” for purposes of the TARP Standards. The TARP Standards also require that the Compensation Committee meet at least every six months and take the following actions:

•

Discuss, evaluate and review all SEO Compensation Plans (as defined in the TARP Standards) with the Company’s senior risk officer to ensure that the SEO Compensation Plans do not include incentives for the Company’s Senior Executive Officers to take unnecessary and excessive risks that could threaten the Company’s value;

•

Discuss, evaluate and review all Employee Compensation Plans (as defined in the TARP Standards) with the Company’s senior risk officer in light of the risks (including the short- and long-term risks) posed to the Company by such Employee Compensation Plans and how to limit such risks; and

•

Discuss, evaluate and review all Employee Compensation Plans and identify and eliminate features in the Employee Compensation Plans that could encourage the manipulation of reported earnings to enhance the compensation of any employee.

The Compensation Committee is required to both disclose the results, and certify completion, of the reviews described above to the U.S. Department of Treasury and its primary regulator by April 30 of each year during the TARP Period.

The Compensation Committee may not delegate its authority to other persons. The Compensation Committee held two (2) meetings in 2010.

Please see “Compensation Committee Report” beginning on page 27 below.

Nominating Committee

The Nominating Committee consists of Peter M. Meredith, Jr. (Chairman), Stephen A. Johnsen, Charles R. Malbon, Jr., Donald E. Perry, Ross C. Reeves and Harvey W. Roberts, III. The function of this committee is to identify and present nominees for membership on the Board of Directors. The Nominating Committee held two (2) meetings in 2010.

The Nominating Committee has not adopted a formal written charter. The Board of Directors relies on the discretion of the Nominating Committee members to identify potential nominees from sources they deem appropriate. The Nominating Committee has not formulated specific criteria for nominees, but it considers qualifications that include, but are not limited to, capability, ability to serve, conflicts of interest, ability to refer desirable business to the Bank, willingness and ability to make equity investments in the Company and other relevant factors. The Nominating Committee also emphasizes diversity (discussed in greater detail in the following paragraph), character, ethics, judgment, financial literacy, business acumen and community involvement, among other criteria it may consider in evaluating whether or not a given individual would be an effective Board member. In addition, directors and director nominees are subject to various laws and regulations pertaining to financial holding companies, including a minimum stock ownership requirement.

The Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, members of the Committee consider and discuss diversity, among other factors, with a view toward the needs of the Board of Directors as a whole. The Nominating Committee generally considers diversity to consist of a number of factors including, among others, race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities and attributes that contribute to a distinctive director mix, when identifying and recommending director nominees. The Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Committee’s goal of creating a Board of Directors that best serves the needs of the Company and the interest of its shareholders.

The Nominating Committee utilizes a variety of resources in identifying nominees, including recommendations of other members of the Board of Directors, management, individuals who serve the Company and the Bank on advisory boards, and other business or community leaders. The Nominating Committee may consider recommendations from shareholders, provided that such recommendations comply with applicable requirements under the Company’s Bylaws, including the requirement that each notice of recommendation set forth, (i) as to each person whom such shareholder proposes to nominate for election or re-election as a director, (x) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, under applicable law (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (y) all information, certifications, reports and submissions required by the Federal Reserve Board, Virginia Bureau of Financial Institutions or any other regulatory agency with supervisory authority over the Company or the Bank with respect to the designation of a new director of a bank holding company or financial institution regulated by such a regulatory agency; and (ii) as to the shareholder giving the notice, his or her name and address and the number of shares beneficially owned by such shareholder. The Company has not paid a third party to assist in identifying, evaluating or otherwise assisting in the nomination process.

Executive Committee

The Executive Committee consists of Peter M. Meredith, Jr. (Chairman), Michael S. Ives, Stephen A. Johnsen, Charles R. Malbon, Jr., L. Allan Parrott, Jr., Ross C. Reeves and Harvey W. Roberts, III. When the Board of Directors is not in session, the Executive Committee is authorized to exercise all powers vested in the Board, subject to certain matters reserved exclusively for action by the Board of Directors in the Company’s Bylaws. The Executive Committee did not meet in 2010.

Audit Committee Report

The Audit Committee has reviewed and discussed with management and the Company’s independent auditors the Company’s audited consolidated financial statements. The Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Committee has discussed with the independent auditors their independence. The Committee also has discussed with the Company’s internal and independent auditors the overall scope and specific plans for their respective audits, among other things.

The Audit Committee also meets with internal and independent auditors, with and without management present, to discuss the results of the auditors’ examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the applicable audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

This report is provided by the following directors who constitute the Audit Committee of the Company as of the date hereof.

Audit Committee of Heritage Bankshares, Inc.

F. Dudley Fulton, Chairman

David A. Arias

Lisa F. Chandler

James A. Cummings

L. Allan Parrott, Jr.

Harvey W. Roberts, III

Certain Relationships and Related Transactions

Loans to Officers and Directors

Certain directors and officers of the Company and the Bank, members of their immediate families and corporations, partnerships and other entities with which such persons are associated are customers of the Bank. As such, some of these persons engaged in transactions with the Bank in the ordinary course of business during 2010, and we expect that they will have additional transactions with the Bank in the future. All loans extended and commitments to lend by the Bank to such persons were made in the ordinary course of business, were made upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and do not involve more than the normal risk of collectability or present other unfavorable features. None of such loans are classified as nonaccrual, past-due, restructured or potential problem, and all such loans are current as to principal and interest. As of December 31, 2010, the aggregate amount of outstanding loans from the Bank to executive officers and directors of the Company and the Bank, members of their immediate families and entities with which they are affiliated, was approximately $19.25 million.

Other Transactions and Relationships

The Company and the Bank retained the law firm of Willcox & Savage, P.C. in 2010 and 2009 in connection with certain legal matters, and we expect to continue to do so in the future. Ross C. Reeves, a director of the Company, is an attorney (partner) with Willcox & Savage, P.C. The Company paid fees to the firm of $221,139 and $331,274 during 2010 and 2009, respectively.

Code of Ethics

The Company has adopted a Code of Ethics that applies to its Principal Executive Officer and Principal Financial Officer. The Code of Ethics summarizes the legal, ethical and regulatory standards that such individuals must follow and is a reminder to all of the Company’s directors and executive officers of the seriousness of that commitment. As adopted, the Code of Ethics sets forth written standards that are designed, among other things, to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with or submits to the SEC and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and

•	accountability for adherence to the Code of Ethics.

A copy of the Company’s Code of Ethics may be obtained by any person, without charge, by accessing the Company’s web site at: http://www.heritagebankva.com/ethics.asp.

Director Compensation

The table below presents information related to the compensation of the Company’s nonemployee directors (i.e., excluding Michael S. Ives, our President & Chief Executive Officer, who also serves as a director) for the fiscal year ended December 31, 2010.

Director Compensation for the Fiscal Year Ended December 31, 2010
Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

David A. Arias*	$1,150	--	--	100	$1,250

Lisa F. Chandler	6,600	--	--	300	6,900

James A. Cummings	6,450	--	--	200	6,650

Director Compensation for the Fiscal Year Ended December 31, 2010
Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Wendell C. Franklin	6,150	--	--	100	6,250

F. Dudley Fulton	6,800	--	--	400	7,200

Stephen A. Johnsen	6,700	--	(3)	200	6,900

Thomas G. Johnson, III	6,300	--	--	200	6,500

David L. Kaufman	6,150	--	--	200	6,350

Charles R. Malbon, Jr.	6,450	--	--	800	7,250

Peter M. Meredith, Jr.	6,700	--	--	--	6,700

L. Allan Parrott, Jr.	6,600	--	--	100	6,700

Donald E. Perry	6,600	--	--	100	6,700

Ross C. Reeves	6,150	--	--	--	6,150

Harvey W. Roberts, III	6,900	--	--	200	7,100

Barbara Zoby**	2,000	--	--	300	2,300

*	Mr. Arias was appointed to the Board of Directors of the Company effective October 27, 2010. Prior to that time, Mr. Arias served as a director of the Bank and as a member of the Bank’s Audit Committee and received additional fees of $5,300 for his service to the Bank, as well as an additional $200 in fees for service on the Company’s Virginia Beach Advisory Board, prior to his election to the Board of the Company.

**	Ms. Zoby retired from the Board of Directors effective April 30, 2010.

(1) Under its policy in effect during 2010, (i) directors of the Company who were not also directors of the Bank received an annual retainer of $6,000 per year, pro rated for any partial year, and (ii) directors of the Bank likewise received an annual retainer of $6,000 per year, pro rated for any partial year. Board members also received $150 for each Board Committee meeting attended, and Committee chairs received $200 for each Committee meeting chaired. Recent Update: Under a new policy adopted by the Board in March 2011 upon the recommendation of the Compensation Committee, effective April 1, 2011, (i) directors of the Company who are not also directors of the Bank will receive an annual retainer of $9,000 per year, pro rated for any partial year, and (ii) directors of the Bank likewise will receive an annual retainer of $9,000 per year, pro rated for any partial year. Also on the recommendation of our Compensation Committee, effective April 1, 2011, the Board approved a “Special Chairman’s Retainer” of $25,000 per year, pro rated for partial years, to be paid to Mr. Meredith (in lieu of other annual retainers) for as long as he continues service as a Chairman of the Board of both the Company and the Bank.

(2) In 2006 the Company adopted the Heritage 2006 Equity Incentive Plan, as amended (“2006 Incentive Plan”), which authorizes the grant by the Board of Directors of stock options, stock appreciation rights, restricted stock and certain other equity awards to key employees and nonemployee directors of the Company and the Bank. (For a discussion of the valuation of option awards, please see “Stock Compensation Plans” under Note 10 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.) No options were granted to nonemployee directors under the 2006 Incentive Plan during 2010.

(3) Stephen A. Johnsen and the Bank entered into a deferred compensation arrangement in 1985 pursuant to which Mr. Johnsen deferred $12,000 of his director’s fees. The agreement provides for the Bank to pay Mr. Johnsen a retirement benefit of $3,355 per month for 120 months beginning on April 1 following his attainment of age 70. The agreement further provides that if Mr. Johnsen dies before his retirement benefit begins, the Bank will pay his designated beneficiary $1,976 per month for 120 months thereafter. Similar arrangements were made for the other outside directors of the Company serving in 1985 and for a number of years thereafter. Over the years, all of the participants in the arrangement except Mr. Johnsen have retired from Board service. The Company is the owner and beneficiary of an insurance policy on the life of Mr. Johnsen with a total death benefit of $207,311 at December 31, 2010. Compensation expense in 2010 related to Mr. Johnsen’s deferred compensation arrangement was $21,860.

(4) Directors of the Company receive $100 for each Company “Advisory Board” meeting attended. In addition, Mr. Malbon is the Chairman of the Company’s Virginia Beach Advisory Board and receives $200 for each such Advisory Board meeting chaired. Ms. Zoby also received $300 for service as Vice Chair of our Norfolk Advisory Board in 2010.

Named Executive Officers of the Company and the Bank

The following information is provided with respect to the current named executive officers of the Company and the Bank who are not also directors (for information regarding Michael S. Ives, our President & Chief Executive Officer, who also serves as a director, please see “Director Background and Qualifications” beginning on page 7 above):

Name	Age	Position
John O. Guthrie	61	Executive Vice President & Chief Financial Officer
Sharon Curling Lessard	52	Executive Vice President & Chief Banking Officer
Leigh C. Keogh	36	Executive Vice President & Chief Lending Officer

John O. Guthrie. Mr. Guthrie has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since February 14, 2005. Mr. Guthrie served as Chief Financial Officer of CENIT Bancorp, Inc., a position he held from 1992 to August 2001, until CENIT was acquired by SouthTrust Corporation in August 2001. After briefly holding a position with SouthTrust Bank following the CENIT acquisition, Mr. Guthrie was employed as an investment advisor with Legg Mason in Norfolk, Virginia, from approximately November 2002 to January 2004. Mr. Guthrie also served as the Chief Financial Officer for Geeks On Call America, a technology company in Norfolk, Virginia, for several months in 2004.

Sharon Curling Lessard. Ms. Lessard was appointed as Executive Vice President and to the newly-created position of Chief Banking Officer of the Company on December 17, 2008. Ms. Lessard has been with the Company since 1988 and, prior to her appointment as Executive Vice President and Chief Banking Officer, served as Senior Vice President/Retail Banking Executive.

Leigh C. Keogh. Mr. Keogh was appointed as Executive Vice President and to the newly-created position of Chief Lending Officer of the Company on December 17, 2008. Mr. Keogh began employment with the Company in 1997 and served as Vice President/Commercial Lending and as Senior Vice President/Commercial Lending Team Leader until his appointment as Executive Vice President and Chief Lending Officer.

EXECUTIVE COMPENSATION

Participation in Capital Purchase Program and Impact on Compensation

On September 25, 2009, the Company sold approximately $10.1 million of newly-issued, non-voting preferred shares to the United States Department of Treasury (the “Treasury”) under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (the “Capital Purchase Program”) created under the Emergency Economic Stabilization Act of 2008 (“EESA”). The preferred shares sold the Treasury consisted of 10,103 “Series A” preferred shares and 303 “Series B” preferred shares.

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was enacted and, among other things, amended the EESA by directing the Treasury to issue regulations implementing additional restrictions and limitations on executive compensation paid by or accrued for participants in the Capital Purchase Program. The restrictions and limitations of the EESA, as amended by the ARRA, were implemented by Interim Final Rules setting forth the TARP Standards on Corporate Governance and Executive Compensation, published by the Treasury and effective on June 15, 2009, as updated by technical corrections issued in December 2009 and by further guidance from the Treasury in January and February 2010 (collectively, “TARP Standards”). The TARP Standards remain in effect throughout the “TARP Period”, which for the Company consists of the period beginning on September 25, 2009 and continuing until the Company redeems all of the preferred stock issued in the Capital Purchase Program transaction. Accordingly, even though on March 16, 2011 the Company paid approximately $2.617 million to redeem 2,606 Series A preferred shares (or about 25% of the total preferred shares issued to the Treasury under the Capital Purchase Program), the TARP Period is still in effect and the Company remains subject to all TARP Standards.

As a result of and in connection with its participation in the Capital Purchase Program, (i) the Company became subject to certain executive compensation restrictions, limitations and requirements set forth in the TARP Standards, and (ii) the Company’s five senior executive officers, as determined in accordance with the TARP Standards (the “SEOs”), and next five most highly compensated employees executed waivers consenting to certain restrictions and limitations required by the TARP Standards. The restrictions, limitations and requirements, as applicable to the Company during the TARP Period, include:

•

Bonus Prohibitions: a prohibition on paying or accruing any bonus, retention award or incentive compensation to the most highly compensated employee of the Company (in our case, our President & Chief Executive Officer), other than certain awards of restricted stock, certain commission compensation or bonuses required to be paid under existing employment agreements in place as of February 11, 2009;

•

Restrictions on “Golden Parachute” Payments: a general prohibition on any payments to, and on the acceleration of vesting of stock options of, the SEOs and the Company’s next five most highly compensated employees for departure from the Company or upon a change in control of the Company, other than compensation earned for services rendered or accrued benefits;

•

Bonus Clawback Requirements: subjecting bonus, incentive and retention payments made to the SEOs and to the Company’s next twenty most highly compensated employees to repayment (clawback) if any such payments were made based on financial statements or any other performance metric criteria that are later found to be materially inaccurate;

•

No Tax Gross-Ups: a prohibition on providing formal or informal tax gross-ups or other reimbursements for the payment of taxes to the SEOs and the Company’s next twenty most highly compensated employees;

•	Limits on Tax Deductions: a limitation on the tax deductibility of the portion of an SEO’s annual compensation in excess of $500,000;

•

No Compensation Plans “Encouraging” Earnings Manipulation: a prohibition on any compensation plan that would encourage manipulation of reported earnings, encourage behavior focused on short-term results rather than long-term value creation, or encourage SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

•

Review of Compensation Plans: a requirement that the Company’s independent Compensation Committee conduct semi-annual reviews of all SEO and employee compensation plans to ensure they do not contain such prohibited features, and report its conclusions to the Treasury and other regulators;

•

Luxury Expenditures Policy: establishment by the Board of Directors of a company-wide policy regarding excessive or luxury expenditures, including entertainment or events, office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business;

•

Shareholder “Say-on-Pay” Votes: a requirement to include a “say-on-pay” proposal for an advisory vote of shareholders at annual meetings held during the TARP Period, whereby shareholders vote, on a non-binding basis, to approve (or disapprove) the compensation of executives as disclosed in the proxy statement;

•	Disclosure of Certain Perquisites: annual disclosure of certain perquisites and information regarding any compensation consultant retained by the Company; and

•	New Certification Requirements: annual certifications by the Chief Executive Officer and Chief Financial Officer of compliance with the TARP Standards.

The Company has complied with and/or is currently in compliance with, or will at the appropriate time in the future otherwise satisfy, all of the foregoing restrictions, limitations and requirements of the TARP Standards, some of which have required the Company to implement certain changes to its executive compensation as described below in the following discussion under this “Executive Compensation” section.

Compensation

The summary compensation table below presents information related to the compensation the Company’s Principal Executive Officer and other Named Executive Officers during the fiscal years ended December 31, 2010 and 2009:

Summary Compensation Table for the Fiscal Years Ended December 31, 2010 and 2009

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($) (1)	Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)

Michael S. Ives President & Chief Executive Officer	2010 2009	400,000 200,000	(7)	-- --	-- 53,700	11,750 104,857	16,602 (3) 13,984 (3)	428,352 372,541

John O. Guthrie Executive Vice President & Chief Financial Officer	2010 2009	130,300 127,300		-- --	-- 11,800	-- --	5,193 (4) 5,066 (4)	135,493 144,166

Leigh C. Keogh Executive Vice President & Chief Lending Officer	2010 2009	135,000 110,000		-- --	-- 13,580	-- --	7,598 (5) 6,129 (5)	142,598 129,709

Sharon Curling Lessard Executive Vice President & Chief Banking Officer	2010 2009	110,000 103,600		-- --	-- 13,580	-- --	7,902 (6) 7,293 (6)	117,902 124,473

(1)	With respect to Mr. Ives and Mr. Guthrie, includes the applicable incremental fair value with respect to certain of their outstanding stock options that were repriced in 2009. With respect to both Mr. Keogh and Ms. Lessard, includes (a) stock options with an aggregate grant date fair value of $10,040 awarded to each of them in 2009, and (b) an incremental fair value of $3,540 with respect to certain of their outstanding stock options that were repriced in 2009. For a discussion of the valuation of option awards, including assumptions made with respect thereto, please see “Stock Compensation Plans” under Note 10 - Employee and Director Benefit Plans - of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Please also see the narrative discussion that follows this table for additional information regarding stock options and the modification of certain stock option awards that was effected in January 2009.

(2)	Consists of (a) compensation expense of $9,635 and $104,586 incurred by the Company in 2010 and 2009, respectively, in respect of the Supplemental Executive Retirement Plan (“SERP”) maintained for Mr. Ives, and (b) $2,115 and $271 in above-market earnings earned in 2010 and 2009, respectively, on compensation deferred under the SERP. Please also see the narrative discussion that follows this table for additional information regarding the SERP, which provides Mr. Ives with a fixed payment of $25,000 per year for ten years regardless of any excess earnings on such deferred compensation.

(3)	Includes (a) $9,620 and $7,210 contributed to the Bank’s 401(k) Plan by the Bank in 2010 and 2009, respectively; (b) $6,000 in automobile allowance in each of 2010 and 2009; and (c) $982 and $774 representing taxable compensation related to group life insurance in 2010 and 2009, respectively.

(4)	Includes (a) $4,560 and $4,456 contributed to the Bank’s 401(k) Plan by the Bank in 2010 and 2009, respectively; and (b) $633 and $610 representing taxable compensation related to group life insurance in 2010 and 2009, respectively.

(5)	Includes (a) $3,868 and $3,919 contributed to the Bank’s 401(k) Plan by the Bank in 2010 and 2009, respectively; (b) $90 and $70 representing taxable compensation related to group life insurance in 2010 and 2009, respectively; (c) $2,140 representing a taxable fringe benefit related to use of a company-owned car in each of 2010 and 2009; and (d) $1,500 in automobile allowance in 2010.

(6)	Includes (a) $3,538 and $3,555 contributed to the Bank’s 401(k) Plan by the Bank in 2010 and 2009, respectively; (b) $4,200 and $3,600 in automobile allowance in 2010 and 2009, respectively; and (c) $164 and $138 representing taxable compensation related to group life insurance in 2010 and 2009, respectively.

(7)	In 2010, Mr. Ives deferred $132,000 of his salary pursuant to his Executive Deferred Compensation Agreement and associated Deferred Compensation Plan (“Rabbi”) Trust. The market value of the deferred compensation held in trust increased by $1,639 in dividend payments during 2010 and $14,844 in unrealized gains at December 31, 2010. Please also see the narrative discussion that follows this table for additional information regarding Mr. Ives’ deferred compensation arrangement.

Stock Option Grants in Last Fiscal Year

In 2006 the Company adopted the Heritage 2006 Equity Incentive Plan, as amended (“2006 Incentive Plan”), which authorizes the grant by the Board of Directors of stock options, stock appreciation rights, restricted stock and certain other equity awards to key employees and nonemployee directors of the Company and the Bank. In connection with the adoption of the 2006 Incentive Plan, the Board of Directors terminated the Company’s ability to issue new awards under both its 1987 Stock Option Plan and its 1999 Stock Option Plan. Options granted under the 2006 Incentive Plan become exercisable earlier upon a change in control (as defined in the 2006 Incentive Plan) of the Company, and the options may also become exercisable earlier upon the optionee’s disability or death, and termination without cause or resignation for good reason; subject, however, in the case of options held by certain of our employees (including our Named Executive Officers) to limits on the acceleration of vesting of options under the TARP Standards discussed above under “Participation in the Capital Purchase Program”. No option may be exercised after ten (10) years from the date of grant.

No stock options were granted to Named Executive Officers in 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

Option Awards

Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Michael S. Ives President & Chief Executive Officer	30,000 (1) 56,000 (2)(7)	-- 14,000 (2)(7)	-- --	11.03 (7) 11.03 (7)	February 8, 2015 July 25, 2016

John O. Guthrie Executive Vice President & Chief Financial Officer	12,000 (3)(7) 1,200 (4)	8,000 (3)(7) 800 (4)	-- --	11.03 (7) 12.12	October 24, 2016 December 18, 2017

Sharon Curling Lessard Executive Vice President & Chief Banking Officer	4,800 (3) 1,200 (4) 1,600 (6)	1,200 (3) 800 (4) 2,400 (6)	-- -- --	11.03 (7) 12.12 8.25	October 24, 2016 December 18, 2017 January 27, 2019

Leigh C. Keogh Executive Vice President & Chief Lending Officer	1,000 (5) 4,800 (3) 1,200 (4) 1,600 (6)	-- 1,200 (3) 800 (4) 2,400 (6)	-- -- -- --	7.50 11.03 (7) 12.12 8.25	January 22, 2012 October 24, 2016 December 18, 2017 January 27, 2019

(1)	These stock options were granted to Mr. Ives in 2005 under the Company’s 1987 Stock Option Plan in connection with his entry into his initial Employment Agreement with the Company and were immediately exercisable. Please refer to the narrative discussion below under “Agreements with Named Executive Officers” for additional information on these stock options.

(2)	These stock options were granted to Mr. Ives in 2006 under the 2006 Incentive Plan and are exercisable at the rate of 20% per year commencing December 31, 2006, subject to accelerated vesting in certain circumstances to the extent permitted (if at all) under the TARP Standards. Please refer to the narrative discussion below under “Agreements with Named Executive Officers” for additional information on these stock options.

(3)	These stock options were granted to Mr. Guthrie, Ms. Lessard and Mr. Keogh, as applicable, in 2006 under the 2006 Incentive Plan and are exercisable at the rate of 20% per year commencing December 31, 2007, subject to accelerated vesting in certain circumstances to the extent permitted (if at all) under the TARP Standards.

(4)	These stock options were granted to Mr. Guthrie, Ms. Lessard and Mr. Keogh, as applicable, in 2007 under the 2006 Incentive Plan and are exercisable at the rate of 20% per year commencing December 31, 2008, subject to accelerated vesting in certain circumstances to the extent permitted (if at all) under the TARP Standards.

(5)	These stock options were granted to Mr. Keogh prior to 2006 under the Company’s 1999 Stock Option Plan and are fully-vested.

(6)	These stock options were granted to Ms. Lessard and Mr. Keogh, as applicable, in 2009 under the 2006 Incentive Plan and are exercisable at the rate of 20% per year commencing December 31, 2009, subject to accelerated vesting in certain circumstances to the extent permitted (if at all) under the TARP Standards.

(7)	See discussion below under “2009 Modification of Existing Awards” with respect to certain modifications to these awards (including re-pricing and, in the case of Messrs. Ives and Guthrie, changes in the vesting schedules of the awards) effected in January 2009.

2009 Modification of Existing Awards

The 2006 Incentive Plan empowers the Board of Directors, in its discretion, to modify outstanding option awards thereunder. On January 28, 2009, based on and after due consideration of the recommendations of our Compensation Committee, the Board modified certain outstanding option awards held by its Named Executive Officers under the 2006 Incentive Plan by reducing the exercise price as follows:

Optionee	Original Date of Option Grant	Number of Option Shares	Exercise Price Before Modification	Exercise Price Subsequent to Modification*

Michael S. Ives**	July 26, 2006	70,000	$15.56	$11.03

John O. Guthrie**	October 25, 2006	20,000	$16.65	$11.03

Leigh C. Keogh	October 25, 2006	6,000	$16.65	$11.03

Sharon Curling Lessard	October 25, 2006	6,000	$16.65	$11.03

*	The modified exercise price for such options represented the book value of a share of the Company’s common stock as of September 30, 2008, which was $2.78 in excess of the $8.25 fair market value of a share of the Company’s common stock, as defined in the amended 2006 Incentive Plan, on January 28, 2009.

**	With respect to such options held by Messrs. Ives and Guthrie that were not vested and exercisable as of the effective date of the modification described above (a total of 28,000 options and 12,000 options, respectively), Messrs. Ives and Guthrie consented to the adjusted vesting schedule set forth below, which precluded the vesting of such options in 2009:

Optionee	If Optionee Is Continuously Employed Through This Date	Option Is Exercisable For This Number Of Shares On That Date

Michael S. Ives	January 1, 2010 January 1, 2011	14,000 14,000

John O. Guthrie	January 1, 2010 January 1, 2011 January 1, 2012	4,000 4,000 4,000

The Company is also a party to an Option Agreement with Mr. Ives dated February 8, 2005, evidencing an award to Mr. Ives under the Company’s 1987 Stock Option Plan of a fully vested and exercisable option to purchase 30,000 shares of common stock (“2005 Ives Option”). On January 28, 2009, based on and after due consideration of the recommendation of our Compensation Committee, the Board modified the 2005 Ives Option by reducing the exercise price thereof from $19.79 per share to $11.03 per share.

Agreements with Named Executive Officers

Employment Contracts

Michael S. Ives. The Company and Michael S. Ives, the Company’s President & Chief Executive Officer, entered into an Employment Agreement dated February 7, 2005. Mr. Ives’ Employment Agreement has been amended several times, and currently contains the following material provisions: (i) Mr. Ives’ current term of employment continues until December 31, 2013; (ii) the Company and Mr. Ives will commence discussions in 2011 for purposes of determining whether, and if so on what terms, to continue the Employment Agreement after expiration of its current term in 2013; (iii) effective January 1, 2010, the base salary payable to Mr. Ives under the Employment Agreement was increased from the rate of $200,000 per year to the rate of $400,000 per year; (iv) Mr. Ives is eligible to receive an annual incentive bonus based on performance during the applicable year, as determined by the Board of Directors in its discretion, but no annual bonus may exceed 35% of the base salary paid to Mr. Ives during the applicable year; (v) Mr. Ives receives a $500 monthly automobile allowance and payment of certain club membership dues; and (vi) if Mr. Ives retires, the options granted under the 2006 Incentive Plan will continue to vest in accordance with the original five-year vesting schedule only if the Board of Directors, in its sole discretion, approves Mr. Ives’ retirement from the Company.

Note: As a result of the Company’s participation in the TARP Capital Purchase Program, under the TARP Standards described above under “Participation in Capital Purchase Program and Impact on Compensation”, Mr. Ives is not eligible to receive any bonus, incentive compensation or retention awards during the TARP Period, other than certain awards of restricted stock. For additional description of the limitations on compensation to which Mr. Ives is subject, please see “Participation in Capital Purchase Program and Impact on Compensation” beginning on page 17 above and the “Note” under “Payments Upon Termination of Employment or Change in Control” on page 22 below.

John O. Guthrie. The Company, the Bank and John O. Guthrie, the Company’s Chief Financial Officer, entered into a new Employment Agreement dated January 1, 2011, which will replace in its entirety Mr. Guthrie’s current employment agreement (entered into in June 2006) immediately following the expiration of his current agreement on April 30, 2011. The new Employment Agreement (i) continues through December 31, 2012, and thereafter renews automatically for successive additional two-year periods unless the Company or Mr. Guthrie otherwise notifies the other in accordance with the terms of the agreement; and (ii) provides for a base salary that is subject to review, at least annually, and increase by the Company in its sole discretion.

Sharon Curling Lessard. The Bank and Sharon Curling Lessard, the Company’s Chief Banking Officer, entered into a new Employment Agreement dated January 1, 2011, which replaced in its entirety a pre-existing employment agreement from January 2007. The new Employment Agreement (i) continues through December 31, 2012 and thereafter renews automatically for successive additional two-year periods unless the Bank or Ms. Lessard otherwise notifies the other in accordance with the terms of the agreement; and (ii) provides for a base salary that is subject to review, at least annually, and increase by the Company in its sole discretion.

Leigh C. Keogh. The Bank and Leigh C. Keogh, the Company’s Chief Lending Officer, entered into a new Employment Agreement dated January 1, 2011, which replaced in its entirety a pre-existing employment agreement from January 2007. The new Employment Agreement (i) continues through December 31, 2012 and thereafter renews automatically for successive additional two-year periods unless the Bank or Mr. Keogh otherwise notifies the other in accordance with the terms of the agreement; and (ii) provides for a base salary that is subject to review, at least annually, and increase by the Company in its sole discretion.

Payments Upon Termination of Employment or Change in Control

Mr. Ives. Mr. Ives’ Employment Agreement also provides for certain payments to Mr. Ives in the following events of termination of his employment: (i) Mr. Ives will continue to receive his base salary for the remainder of the term of his agreement following his termination by the Company without “cause” (as defined in the agreement), except for termination without cause within 12 months after a “change of control” (as defined in the agreement), together with payment for all accrued and unused vacation and sick leave; (ii) Mr. Ives will continue to receive his base salary for the remainder of the term of his agreement following his termination for “good reason” (as defined in the agreement), except for termination for good reason within 12 months after a “change in control”; (iii) if within 12 months after a change of control Mr. Ives’ employment is terminated without cause or Mr. Ives resigns for good reason, Mr. Ives will receive a lump-sum payment equal to the greater of (x) his base salary payable over the remainder of the term of his agreement or (y) 2.99 times his average annual compensation (includable in gross income for federal tax purposes) over the five years prior to the change of control, together with payment for all accrued and unused vacation and sick leave and an additional “gross-up” payment to compensate Mr. Ives for any excise tax payable on such severance payments; and (iv) in the event of Mr. Ives’ death, Mr. Ives’ estate will receive one month’s base salary together with payment for all accrued and unused vacation and sick leave.

Messrs. Guthrie and Keogh and Ms. Lessard. The new Employment Agreements for each of Mr. Guthrie, Ms. Lessard and Mr. Keogh also provide for certain payments to the applicable executive in the following events of termination of employment: (i) the executive will continue to receive his or her base salary for 12 months following termination by the Company without “cause” (as defined in the agreements), except for termination without cause following a “change of control” (as defined in the agreements), together with payment for all accrued and unused paid time off; (ii) the executive will continue to receive his or her base salary for 12 months following termination for “good reason” (as defined in the agreements), except for termination for good reason following a “change in control”, together with payment for all accrued and used paid time off; (iii) following a “change of control”, the term of the executive’s agreement will automatically be extended for two additional years, and if during the term of the agreement (as extended) his or her employment is terminated without cause or he or she resigns for good reason, the executive will receive a lump-sum payment equal to 18 months’ base salary then in effect (or, if greater, in effect immediately prior to the change of control), together with payment for all accrued and unused paid time off; and (iv) in the event of the executive’s death, his or her estate will receive one month’s base salary together with payment for all accrued and unused paid time off.

Note: The TARP Standards described above under “Participation in Capital Purchase Program and Impact on Compensation” prohibit the Company from making any “golden parachute payment” to its Senior Executive Officers or any of the five next most highly compensated employees during the TARP Period. For this purpose, a “golden parachute payment” is any payment for departure from the Company for any reason, or any payment due to a change in control of the Company or an affiliate, and includes acceleration of the vesting of stock option awards. A golden parachute payment is treated as paid at the time of departure or the change in control event, as applicable, and may include a right to amounts actually payable after the TARP Period. The Company has determined that amounts payable under the change of control provisions of the Employment Agreements described above may be golden parachute payments within the meaning of the TARP Standards, and in connection with the closing of the transaction under the Capital Purchase Program the Company entered into letter agreements with Messrs. Ives, Guthrie and Keogh and Ms. Lessard (among other employees who are or may be subject to the prohibition on golden parachute payments) that prohibit the Company from making any golden parachute payments during the TARP Period. As a result, if a change of control were to occur during the TARP Period, (i) the Company would be prohibited from making the lump sum payments to these executives (among others) upon a change of control and (ii) vesting of any unvested stock options held by the executives (among others) could not be accelerated upon the change of control; further, depending on whether or not the acquiring entity was then subject to the TARP Standards and the extent to which such standards may apply to Messrs. Ives, Guthrie and Keogh and Ms. Lessard following such acquisition, payments to these executives (among others) upon their termination following a change of control may also be prohibited.

Employee Compensation Plans

Stock Option Plans.

The Company maintains the Heritage Bankshares, Inc. 1987 Stock Option Plan and the Heritage Bankshares, Inc. 1999 Stock Option Plan (collectively, the “Legacy Stock Option Plans”) for the benefit of key employees and nonemployee directors. Of the 480,000 shares authorized for option grants under the Legacy Stock Option Plans, 440,000 shares were authorized for grants to employees and 40,000 shares were authorized for grants to nonemployee directors. Concurrently with its approval of the Current Plan (described below), the Board of Directors terminated the Company’s ability to issue new awards under the Legacy Stock Option Plans.

In 2006 the Company adopted the Heritage 2006 Equity Incentive Plan, as amended and restated effective January 28, 2009, (the “Current Plan”), which authorizes the grant of stock options, stock appreciation rights, restricted stock and certain other equity awards with respect to the Company’s common stock to key employees and non-employee directors. The maximum number of shares of the Company’s common stock that may be issued under the Current Plan is 250,000. The option price of either a nonstatutory stock option or an incentive stock option will be the fair market value of the Company’s common stock on the date of grant. “Fair Market Value” was initially defined under the Current Plan generally as the weighted average (based on daily trading volume) during the thirty (30) day period next preceding the date of grant of the “last sale” prices of a share of the Company’s common stock on the five (5) days nearest preceding the date of grant on which at least 300 shares were traded. On January 28, 2009, however, in connection with the restatement of the Current Plan, the Board of Directors amended the definition of “Fair Market Value” under the Current Plan to consist of the following: (i) the closing price of a share of the Company’s common stock on the OTC Bulletin Board on the grant date of the applicable award, if the grant date is a trading day; or (ii) if shares of the Company’s common stock are not traded on the grant date of the applicable award, then the closing price of a share of common stock on the OTC Bulletin Board on the next preceding date on which a trade occurred; or (iii) if (i) and (ii) are inapplicable, the fair market value as determined in good faith by the Board of Directors.

Deferred Compensation Plans.

Director Deferred Compensation Arrangement. In 1985, the Company entered into a deferred compensation and retirement arrangement with certain directors and subsequently with one officer. (As described above, one current director of the Company, Stephen A. Johnsen, is a participant in this deferred compensation plan.) The Company’s policy is to accrue the present value of estimated amounts to be paid under the contracts over the required service period to the date the participant is fully eligible to receive the benefit.

SERP. Under a Supplemental Executive Retirement Plan dated September 23, 2009 (the “SERP”), the Company will pay our President & Chief Executive Officer, Michael S. Ives, a total of $25,000 each year for ten years, in equal monthly installments (i.e., $2,083.33), beginning (i) the later of the first day of the month following (x) the day Mr. Ives’ employment with the Company ceases or (y) the day Mr. Ives attains the age of 67, or (ii) if Mr. Ives’ employment ceases due to his death or if the Board of Directors of the Company determines that Mr. Ives is disabled, on the first day of the month following death or disability; provided, if Mr. Ives’ employment with the Company ceases within two years following a change of control of the Company, then on the first day of the month following such separation from employment Mr. Ives will receive a lump sum payment equal to the present value of all installments of the $25,000 benefit amount to which Mr. Ives would otherwise be entitled. No benefits will be paid to Mr. Ives if his employment with the Company is terminated for “cause” or if his employment is terminated (other than due to death or disability) prior to the first anniversary of the effective date of the SERP.

Executive Deferred Compensation Arrangement. Pursuant to an Executive Deferred Compensation Agreement effective February 1, 2010, Mr. Ives may (but is not obligated to) elect to defer a portion of his annual base salary each calendar year (an “Elective Deferral”), pursuant to an advance election process that complies with Internal Revenue Code Section 409A. The Elective Deferrals and related investment earnings are nominally funded through a grantor Deferred Compensation Plan Trust (i.e., a “Rabbi Trust”), where the Company is the grantor for income tax purposes and pursuant to which assets of the Company are maintained as reserves against the Company’s obligations under the Executive Deferred Compensation Agreement. The Elective Deferrals are 100% vested at all times, and the Elective Deferrals and any related investment earnings are payable (in a lump sum and/or installments) at separation from service, a change in control of the Company, a specified date, death and/or disability, as specified by Mr. Ives with respect to each Elective Deferral.

At December 31, 2010 and 2009, the Company’s other liabilities included $897,393 and $751,348, respectively, related to these plans. Compensation expense related to these plans was $65,591 and $149,655 (including $11,750 and $104,857 in expense incurred by the Company in respect of the SERP maintained for Mr. Ives, as reflected above in the “Summary Compensation Table” on page 20) for the years ended December 31, 2010 and 2009, respectively.

401k Retirement Program. Effective January 1, 1993, the Board of Directors adopted a 401(k) Retirement Program (the “401K Plan”). Eligible employees who have completed the required months of service are eligible to participate in and make contributions to the 401K Plan. The Company makes employer matching contributions. The Company expensed $94,955 and $78,964 for the years ended December 31, 2010 and 2009, respectively, in respect of the 401K Plan.

Employee Stock Ownership Plan. The Board of Directors adopted an Employees’ Stock Ownership Plan (the “ESOP”) effective January 1, 1998. The ESOP covers substantially all employees after they have met eligibility requirements, and funds contributed to the ESOP are used to purchase outstanding common stock. The Company recognized no compensation expense related to the ESOP for the years ended December 31, 2010 and 2009. Dividends received by the ESOP are used for administrative expenses of the plan. At December 31, 2010 and 2009, the ESOP owned 13,686 and 13,385 shares, respectively. There were no stock purchases for the years ended December 31, 2010 or 2009, and no shares were distributed to terminated employees in either year. At December 31, 2010 and 2009, the fair market value of the total shares held by the ESOP equaled $171,075 and $127,158, respectively. During 2010 and 2009, certain ESOP participants returned to the Company a total of 301 and 3,114, respectively, shares of our common stock to correct inadvertent over-distributions of ESOP shares from the plan.

Business Banking Executives Incentive Plans. Eligible banking executives (both deposit bankers and loan officers, but not Named Executive Officers or other SEOs) may receive incentive compensation based on “qualifying” self-sourced production from (i) noninterest-bearing checking accounts (“NIB Accounts”) and (ii) business loans, including term loans, owner occupied commercial real estate loans and, in limited cases, other real estate loans (“Business Loans”). Essentially, under these Plans, banking executives are eligible to receive incentive bonuses to the extent that both NIB Accounts and Business Loans originally funded through the applicable banking executives’ efforts during a year exceed certain thresholds.

Core Deposit Production and Incentive Plan. Eligible bankers may receive incentive compensation based on self-sourced production from qualifying “core deposits”, including non-interest bearing checking, NOW checking and money market accounts.

Commission Compensation Plan. The Compensation Committee recently approved the terms of a Commission Compensation Plan, pursuant to which applicable executives would receive, as their sole compensation (except to the extent of any “draws” in advance of commission payments), commissions on “qualifying”, self-sourced loans and/or deposit accounts. In other words, unlike the Business Banking Executives Incentive Plans described above, where applicable executives receive incentive compensation -- in addition to base salary -- to the extent loan and deposit production exceeds certain thresholds, under the Compensation Plan the applicable executives would be compensated only based on self-sourced qualifying loan and deposit production. While currently there are no active participants in the Commission Compensation Plan, the framework does exist for utilization if and when appropriate in the future.

Compensation Committee Report

The following Compensation Committee Report is provided pursuant to the TARP Standards under the EESA, as amended by the ARRA, and shall not be deemed to be filed or incorporated by reference into any other documents, including the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent the Company specifically incorporates this Report into any such filing by reference.

SEO Compensation Plans

The Company offers the following plans in which one or more of our Senior Executive Officers participate, each of which is discussed in detail above under “Agreements with Named Executive Officers”, beginning on page 23, or “Employee Compensation Plans”, beginning on page 25:

•	Employment Agreements for each SEO;

•	Supplemental Executive Retirement Plan for our President & Chief Executive Officer;

•	Executive Deferred Compensation Arrangement for our President & Chief Executive Officer;

•	2006 Incentive Plan;

•	401(k) Retirement Program; and

•	Employee Stock Ownership Plan.

We have reviewed each of the above plans and agreements (collectively, the “SEO Compensation Plans”) and determined that they do not (i) encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company or the Bank; or (ii) include any features that could cause SEOs to act in a manner inconsistent with the goal of minimizing the primary risks faced by the Company. Moreover, we believe the SEO Compensation Plans are actually designed to encourage the creation of long-term value rather than emphasizing short-term results. As a threshold matter, none of the SEO Compensation Plans are driven by -- or derive material benefit from -- short-term performance (earnings or otherwise) of the Company. Furthermore, and more specifically:

•

With respect to SEO Employment Agreements, as a result of the Company’s participation in the Capital Purchase Program, the TARP Standards provide that during the TARP Period (i) our President & Chief Executive Officer may not receive any cash bonuses, stock options or other incentive or retention compensation, and (ii) our SEOs (and next five most highly-compensated employees) are generally unable to receive severance benefits or have their stock options accelerate if their employment is terminated, both of which factors are consistent with risk-avoidance and long-term value creation for the Company (for instance, such personnel are expressly disincentivized from engaging in risky activities that could jeopardize their employment, and their ability to maximize compensation will be derived mostly from growth and success of the Company over the long run).

•

The SERP and the Executive Deferred Compensation Arrangement in which Mr. Ives participates by their nature derive value only from the viability of the Company over a very long period of time. More particularly, payments under these Plans are contingent upon the Company’s survival and financial wherewithal to satisfy such obligations when they become due (for instance, under the Executive Deferred Compensation Arrangement, Mr. Ives may elect to defer to a later date a portion of his compensation that is otherwise currently payable, but such deferred payments can be made only if the Company is a viable going-concern at the applicable payment date).

•

The 2006 Equity Incentive Plan, which was overwhelmingly approved by our shareholders, provides for granting of stock options and restricted stock awards that typically vest over a period of five years. The long-term vesting schedule encourages positive long-range performance and retention of key personnel, aligning interests of the participants with the goal of long-term value creation for shareholders. Also, the discretionary nature of the Plan allows awards to be granted by the Board of Directors, with Compensation Committee recommendation, based on a comprehensive assessment of performance rather than short-term results.

•

The 401K Plan and the ESOP are tax-qualified plans that provide benefits to all employees who meet certain age and service requirements. Because participation and allocations in the plans are not based on Company or individual performance, the Compensation Committee does not believe that these plans encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company or the Bank.

As a result of our review, and as noted above, the Compensation Committee has determined that the SEO Compensation Plans by their nature are designed to ensure that (i) SEOs are not encouraged to take unnecessary or excessive risks and (ii) the Company is not unnecessarily exposed to risks; accordingly, no steps were necessary to limit or eliminate any Plan features. However, the Compensation Committee will continue to be vigilant in assessing the risks, and eliminating undesirable features and/or implementing appropriate safeguards, as the current Plans evolve and/or new SEO Compensation Plans are developed.

Employee Compensation Plans

The Compensation Committee has reviewed the compensation plans in which our non-SEO employees are eligible to participate, each of which is discussed in detail above under “Employee Compensation Plans” beginning on page 25 (collectively, the “Employee Compensation Plans”), and has determined that the Plans do not include any features that (i) pose material risks to the Company, including features that emphasize short-term results at the expense of long-term value creation, or (ii) encourage manipulation of the Company’s reported earnings to enhance compensation for employees. With regard to the latter, and generally speaking with respect to all of the Company’s compensation plans, none of the plans are based on the Company’s earnings and thus should not incentivize anyone to try and manipulate earnings. With regard to the former:

•

Non-SEO employees are eligible to participate in the 2006 Equity Incentive Plan. For the reasons outlined above, including the Board’s discretion in granting awards under the Plan and the general long-term vesting schedule of awards, the Compensation Committee believes that the features of this Plan encourage long-term growth and value creation of the Company and do not derive significant value from short-term results.

•

The Business Banking Executives Incentive Plans do reward performance based on development of NIB Accounts and Business Loans in the short-term. However, several features inherent in the Plans, including the separate credit underwriting approval process and requirement for Loan Committee approval of most new Business Loans, together with other risk management oversight and internal controls and the separation of duties embedded in each business division, ensure that the Plans do not encourage undesirable risk-taking. For instance, as noted, incentive compensation is payable under the Plans only if both the NIB Accounts and Business Loans originated by the executives satisfy the applicable thresholds; however, the depository and lending functions at the Company are separate, so (absent collusion across the groups) it is not possible for one person to act unilaterally in a manner designed to maximize his or her bonus at the expense of the Company’s risk policies and procedures. Moreover, (x) the deposit component of the Plans considers only noninterest-bearing deposits, avoiding the opportunity for a participant to artificially augment performance at the expense of the Company by offering “above-market” interest rates, and (y) all new loans considered for purposes of the Plans are subject to independent review and approval by non-Plan participants.

•

The newly-implemented Core Deposit Production & Incentive Plan does reward performance for generation of “core deposits” over the course of a calendar year, a relatively short time-horizon. However, several features inherent in the Plan are intended to ensure that it does not encourage undesirable risk-taking, including (i) the fact that qualifying core deposits must be of indefinite duration, rather than funds deposited for only a short period of time, and (ii) interest rates for core deposits are established for and apply to all similar deposit accounts across the Bank; as a result, participant bankers do not have the opportunity to artificially enhance performance to the detriment of the Bank by, for instance, offering undesirable (to the Bank) incentives for short-lived depository arrangements and/or above-market interest rates.

•

Under the Commission Compensation Plan, applicable executives would be compensated based on the loans they generate and deposit accounts they procure for the Bank, so the executives could in theory be incentivized to pursue loans that do not fit the Bank’s general lending criteria or otherwise involve an unacceptable amount of credit risk and/or pay below-market interest rates, and pursue deposit relationships that pay above-market rates and/or contain other undesirable features. However, the framework for the Commission Plan contemplates that applicable participants would not have lending authority or deposit approval rights, thus all loans and deposit accounts for which commissions would be payable would be subject to review and approval by other Heritage executives. Accordingly, absent collusion, there would be no opportunity for participants in this Plan to act unilaterally in a manner designed to enhance his or her compensation to the detriment of the Bank or to otherwise engage in unacceptably risky behavior.

•

Non-SEO employees are eligible to participate in the 401K Plan and the ESOP. For the reasons outlined above, including the fact that participation in and allocations under the Plans are not based on performance of the Company or the individual, the Compensation Committee does not believe that either of these Plans emphasize short-term results at the expense of long-term value creation or otherwise pose material risks to the Company.

As a result of our review, and as noted above, the Compensation Committee has determined that the Employee Compensation Plans do not (i) pose any material risks to the Company or (ii) encourage or incentivize the manipulation of earnings; accordingly, no steps are necessary at this time to limit or eliminate any Plan features. However, the Compensation Committee will continue to be vigilant in assessing the risks -- and eliminating undesirable features and/or implementing appropriate safeguards -- as the current Plans evolve and/or new Employee Compensation Plans are developed.

Perqs. and Compensation Consultant

For the year ended December 31, 2010, (i) the Company did not offer any perquisites (as defined in the TARP Standards) whose total value exceeds $25,000 for any employee who is subject to the bonus limitations under the TARP Standards (i.e., our President & Chief Executive Officer); and (ii) neither the Board of Directors nor the Compensation Committee engaged any compensation consultant.

Certification

The Compensation Committee certifies that:

(1) we reviewed with the senior risk officer the senior executive officer compensation plans and made all reasonable efforts to ensure that these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company and the Bank;

(2) we reviewed with the senior risk officer the employee compensation plans and made all reasonable efforts to limit any unnecessary risks these plans pose to the Company and the Bank; and

(3) we reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company and the Bank to enhance the compensation of any employee.

This report and certification is provided by the following directors who constitute the Compensation Committee of the Company as of the date hereof.

Compensation Committee

of Heritage Bankshares, Inc.

Stephen A. Johnsen (Chairman)

Wendell C. Franklin

Thomas G. Johnson, III

David L. Kaufman

Charles R. Malbon, Jr.

Donald E. Perry

SECURITY OWNERSHIP

Security Ownership of Management

The following table sets forth for (a) each director and each Named Executive Officer of the Company individually and (b) all directors and named executive officers of the Company as a group: (i) the number of shares of common stock of the Company beneficially owned on the Record Date by such person and group and (ii) such person’s and group’s percentage ownership of outstanding shares of common stock of the Company on such date. All of the Company’s directors and Named Executive Officers receive mail in their capacity as such at the Company’s principal executive office at 150 Granby Street, Norfolk, Virginia 23510.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class**
Directors:
David A. Arias	13,078 (1)	*
Lisa F. Chandler	8,509 (2)	*
James A. Cummings	31,126 (3)	1.35%
Wendell C. Franklin	37,025 (4)	1.60%
F. Dudley Fulton	28,519 (5)	1.24%
Michael S. Ives	174,357.8073 (6)	7.24%
Stephen A. Johnsen	30,590 (7)	1.33%
Thomas G. Johnson, III	14,400 (8)	*
David L. Kaufman	59,983 (9)	2.59%
Peter M. Meredith, Jr.	143,511 (10)	6.22%
Charles R. Malbon, Jr.	19,650 (11)	*
L. Allan Parrott, Jr.	37,740 (12)	1.63%
Donald E. Perry	9,392	*
Ross C. Reeves	11,100 (13)	*
Harvey W. Roberts, III	60,184 (14)	2.61%
Non-Director Named Executive Officers:
John O. Guthrie	28,580.7777 (15)	1.23%
Leigh C. Keogh	16,714.2505 (16)	*
Sharon C. Lessard	15,097.2092 (17)	*
All Named Executive Officers and Directors as a group (18 persons)	739,557 (18)	29.91%

*	Indicates less than one percent (1.0%) of the outstanding shares of common stock of the Company.

**	Applicable percentages are based on 2,307,502 shares of common stock outstanding on the Record Date. In accordance with Rule 13d-3 of the Securities Act of 1934 (the “Exchange Act”), security ownership figures also include shares of common stock subject to options that may be exercised within 60 days of the Record Date, including currently unvested options that would vest and be exercisable immediately in the event of a change in control of the Company (note: the foregoing ownership figures do not take into account any limitations on the acceleration of option vesting to which our Named Executive Officers (i.e., Messrs. Ives, Guthrie and Keogh and Ms. Lessard), among other Company employees, are subject pursuant to the TARP Standards, as further described above). Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the applicable individual holding such options, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table. This table is based upon information supplied by officers, directors, and principal shareholders and (where applicable, if at all) Schedule 13Ds and 13Gs filed with the SEC. Unless indicated in the footnotes to this table and subject to community property laws where applicable (if at all), the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(1)	Includes (a) 802 shares owned jointly with Mr. Arias’ wife and (b) 1,428 shares held in custodial accounts, of which Mr. Arias’ wife is the custodian, for the benefit of Mr. Arias’ children.

(2)	Includes 6,509 shares held in the name of the Lisa F Chandler Trust U/A dated 03/19/2001.

(3)	Includes 15,000 shares owned jointly with Mr. Cummings’ wife.

(4)	Includes 4,000 shares issuable upon exercise of options to purchase shares under the Heritage 2006 Equity Incentive Plan (the “2006 Incentive Plan”).

(5)	Approximately 20,000 shares owned by Mr. Fulton are pledged as security for other obligations.

(6)	Includes (a) 30,000 options issued under the Company’s 1999 Stock Option Plan (“1999 Stock Option Plan”) pursuant to Mr. Ives’ Employment Agreement dated February 7, 2005, as amended, and (b) 70,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan. Mr. Ives is also a participant in the Employee Stock Ownership Plan (“ESOP”) maintained by the Company and, as a result, had an interest in 133.8073 shares of the common stock owned by the ESOP as of the plan year ended December 31, 2010 (ESOP ownership interests are calculated annually).

(7)	Includes 3,300 shares owned jointly with Mr. Johnsen’s wife.

(8)	Includes (a) 2,000 shares issuable upon exercise of options to purchase shares pursuant to the 1999 Stock Option Plan, and (b) 2,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.

(9)	Includes (a) 1,000 shares owned by Mr. Kaufman’s wife, (b) 2,000 shares owned in the names of Mr. Kaufman’s two children (1,000 shares each), (c) 20,000 shares owned for the benefit of Trust U/W/O Fannie M. Broh, of which Mr. Kaufman is a trustee and with respect to which Mr. Kaufman has a certain pecuniary interest, and (d) 4,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.

(10)	Includes (a) 30,598 shares held in the name of Meredith Realty Holding Company, L.L.C., (b) 36,294 shares held in the name of Pomar Holding Company, L.L.C., (c) 6,000 shares held in the name of Meredith Realty Associates, (d) 12,908 shares held in the Meredith Trust U/A Dated 12/19/1984 FBO Peter Meredith, III, of which Mr. Meredith and his spouse are the sole trustees, and (e) 34,781 shares owned by Mr. Meredith’s wife.

(11)	Includes (a) 7,750 shares owned jointly with Mr. Malbon’s wife and (b) 4,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.

(12)	Includes (a) 2,800 shares held in trust for the benefit of Mr. Parrott’s children, and (b) 2,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan.

(13)	Includes 4,750 shares owned by Mr. Reeves’ wife.

(14)	Includes (a) 34,560 shares owned by Mr. Roberts’ wife and (b) 6,000 shares owned jointly with Mr. Roberts’ wife.

(15)	Includes 22,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan. Mr. Guthrie is also a participant in the ESOP maintained by the Company and, as a result, has an interest in 80.7777 shares of the common stock owned by the ESOP as of the plan year ended December 31, 2010 (ESOP ownership interests are calculated annually).

(16)	Includes (a) 1,000 shares issuable upon exercise of options to purchase shares pursuant to the 1999 Stock Option Plan and (b) 12,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan. Mr. Keogh is also a participant in the ESOP maintained by the Company and, as a result, has an interest in 1,218.2505 shares of the common stock owned by the ESOP as of the plan year ended December 31, 2010 (ESOP ownership interests are calculated annually).

(17)	Includes (a) 1,110 shares held in custodial accounts, of which Ms. Lessard is a custodian, for the benefit of Ms. Lessard’s two children and (b) 12,000 shares issuable upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan. Ms. Lessard is also a participant in the ESOP maintained by the Company and, as a result, has an interest in 1,849.2092 shares of the common stock owned by the ESOP as of the plan year ended December 31, 2010 (ESOP ownership interests are calculated annually).

(18)	Includes (a) 33,000 shares issuable to all named executive officers and directors as a group upon exercise of options to purchase shares pursuant to the 1999 Stock Option Plan, (b) 132,000 shares issuable to all named executive officers and directors as a group upon exercise of options to purchase shares pursuant to the 2006 Incentive Plan and (c) approximately 3,282 shares of the common stock owned by the ESOP in which our named executive officers had an interest as of the plan year ended December 31, 2010.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to all persons and groups (excluding directors and Named Executive Officers as set forth above) known by the Company to be the beneficial owners of more than 5% of its outstanding common stock as of the Record Date.

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Palladium Registered Investment Advisors 999 Waterside Drive, Suite 800 Norfolk, Virginia 23510	137,934 (1)	6.0%

(1)	Based on a Schedule 13G filed on February 1, 2011 by Palladium Registered Investment Advisors. Palladium is an investment advisor firm based in Norfolk, Virginia, that provides advisory services to many different clients, including certain of our shareholders whose Heritage stock is as a result included within the Palladium ownership figure noted above.

The Company also has issued and outstanding 7,800 shares of preferred stock (7,497 Series A preferred shares and 303 Series B preferred shares) that were issued to the Treasury in connection with the Company’s participation in the TARP Capital Purchase Program. The Treasury continues to beneficially own all of the issued and outstanding shares of TARP preferred stock, and therefore no disclosure with respect to the preferred stock is required herein. None of the TARP preferred shares are entitled to vote at the Annual Meeting.

Except for the foregoing ownership interest and as otherwise noted above under “Security Ownership of Management”, we are not aware of any other beneficial owner of 5% or more of the outstanding common stock of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own greater than ten percent (10%) of the common stock of the Company (the “Reporting Persons”) to file reports with the SEC relating to their individual ownership and changes in ownership of common stock. Reporting Persons are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports.

Based solely on its review of copies of such reports furnished to the Company by the Reporting Persons, the Company believes that all reporting requirements under Section 16(a) were complied with during the fiscal year ended December 31, 2010, except as follows:

•	Harvey W. Roberts, III filed one late Form 4 related to one transaction that was not timely reported.

•	David L. Kaufman filed one late Form 4 related to one transaction that was not timely reported.

•	Donald E. Perry filed one late Form 4 related to one transaction that was not timely reported.

PROPOSAL TWO

NON-BINDING APPROVAL OF EXECUTIVE COMPENSATION

As described in greater detail above under “Participation in Capital Purchase Program and Impact on Compensation” beginning on page 17, the TARP Standards include a provision, commonly referred to as “Say-on-Pay” resolution, that requires any recipient of funds in the Capital Purchase Program to permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC.

As a participant in the Capital Purchase Program, and in order to comply with the TARP Standards, the Board of Directors of the Company is providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay programs and policies through the following resolution:

“RESOLVED, that the shareholders of Heritage Bankshares approve the compensation of executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission, as described under the heading “EXECUTIVE COMPENSATION”, including the tabular disclosures and narrative disclosures therein.”

Note: The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and associated SEC rules require most public companies -- not just TARP participants -- to include within their proxy statements for shareholder consideration a non-binding “Say-on-Pay” resolution for executive compensation, as well as a non-binding advisory vote recommending the frequency of shareholder votes on executive compensation. However, the SEC rules implementing Dodd-Frank have deferred for a period of two (2) years the applicability of these requirements to “smaller reporting companies”, like the Company. Nonetheless, as a participant in the TARP Capital Purchase Program, we are still required to include the “Say-on-Pay” resolution proposal in our Proxy Statement as set forth above.

Because your vote is advisory, it will not be binding upon the Board of Directors, overrule any decision made by the Board of Directors or create or imply any additional fiduciary duty by the Board of Directors. Our Board and/or Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Required Vote and Recommendation

Non-binding approval of the Company’s compensation of executive officers will be achieved if at the Annual Meeting the number of shares of common stock voted in favor of the proposal exceed the number of shares of common stock voted against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS.

An advisory “Say-on-Pay” resolution regarding the compensation of our executive officers was first presented to our shareholders for consideration at the 2010 Annual Meeting of the Company, held June 16, 2010, and the resolution was adopted with 1,635,973 votes in favor, 27,447 votes against and 13,138 abstentions.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Company’s Audit Committee has appointed, and the Board of Directors has ratified the appointment of, Elliott Davis LLC as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2011, and the Board of Directors desires that such appointment be ratified by the Company’s shareholders at the Annual Meeting.

Although the Company’s Bylaws do not require the appointment of the independent registered public accountants to be submitted to the shareholders for ratification, the Board of Directors believes it is appropriate to give shareholders the opportunity to ratify the Audit Committee’s selection (and Board’s ratification) of Elliott Davis LLC. Neither the Audit Committee nor the Board will be bound by the shareholders’ vote at the Annual Meeting, but if the shareholders fail to ratify Elliott Davis LLC as the independent registered public accountants selected by the Audit Committee, the Audit Committee may reconsider its selection.

A representative of Elliott Davis LLC is expected to be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires.

Fees of Independent Auditors

The following table shows the fees for professional services provided to the Company by its independent registered public accounting firm, Elliott Davis LLC, for the fiscal years ended December 31, 2010 and 2009:

	Year Ended December 31
	2010	2009

Audit Fees	$56,300	$54,262

Audit-Related Fees	--	--

Tax Fees	--	--

All Other Fees	3,210	14,235

Total Fees	$59,510	$68,497

Audit Fees. These are fees billed for professional services rendered by the independent registered public accounting firm for audits of the Company’s consolidated financial statements, for reviews of the financial statements included in the Company’s 10-Q filings, and for services that are normally provided in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. These are fees that are billed by the independent registered public accounting firm for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees.

Tax Fees. These are fees billed for professional services rendered by the independent registered public accounting firm for tax compliance, tax advice and tax planning.

All Other Fees. These are fees billed for products and services provided by the independent registered public accounting firm, other than for services reported above. The fees were billed for accounting consultation services provided in connection with interpretations of various accounting pronouncements as to their possible impact on the Company, as well as other accounting consultation services including research and consultation related to accounting matters in connection with the Company’s issuance of preferred stock in connection with its participation in the TARP Capital Purchase Program in 2009.

Audit Committee Administration Pre-Approval Policies and Procedures.

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent accountants. Generally, services are pre-approved by the Audit Committee through its annual review of the engagement letter. Subsequently, as the need for additional services arises, detailed information regarding the specific audit, audit-related, tax and permissible non-audit services are submitted to the Audit Committee for its review and approval prior to the provision of such services. In the event that the Audit Committee cannot meet prior to the provision of such services, the Audit Committee has delegated to its Chairman the authority to pre-approve such services. All such pre-approvals are then reported to the Audit Committee at its next meeting. All audit related services, tax services and other services (in each case, if any) provided in 2010 and 2009 were pre-approved by the Audit Committee, which concluded that the provision of such services by Elliott Davis LLC in 2010 and 2009 were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Required Vote and Recommendation

The proposal to ratify Elliott Davis LLC as the independent auditor of the Company for the year ending December 31, 2011 will be approved if at the Annual Meeting the number of shares of common stock voted in favor of the proposal exceed the number of shares of common stock voted against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE

PROPOSAL TO RATIFY ELLIOTT DAVIS LLC AS THE COMPANY’S INDEPENDENT AUDITOR FOR

THE YEAR ENDING DECEMBER 31, 2011.

SUBMISSION OF PROPOSALS FOR 2012 ANNUAL MEETING

Any shareholder who wishes to submit a proposal for consideration at the 2012 Annual Meeting of Shareholders, and who wishes to have such proposal included in the Company’s Proxy Statement for such meeting, must comply with SEC Rule 14a-8 and must have submitted the proposal in writing no later than December 30, 2011. Additionally, any such shareholder proposals or notifications must comply in all respects with the Company’s Bylaws. All such proposals or notifications shall be delivered to the Company’s executive offices at 150 Granby Street, Norfolk, Virginia 23510, Attn: Michael S. Ives, President & Chief Executive Officer.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Annual Report of the Company (and President’s Report to Stockholders) have been mailed to shareholders with this Proxy Statement; however, such materials are not intended to be a part of the solicitation materials included within this Proxy Statement. Additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Annual Report of the Company (and President’s Report to Stockholders) may be obtained without charge by writing to our Chief Financial Officer, whose address is 150 Granby Street, Norfolk, Virginia 23510.

OTHER MATTERS

The Board of Directors does not intend to present, and knows of no one who intends to present, at the Annual Meeting any matter for action by shareholders other than as set forth herein. However, the enclosed proxy confers discretionary authority with respect to transaction of any other business that may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on any such matter.

By Order of the Board of Directors,

/s/ Michael S. Ives
Michael S. Ives, President & Chief Executive Officer

Dated in Norfolk, Virginia and mailed

the 28th day of April, 2011

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR

NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND

PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE.

PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY

HERITAGE BANKSHARES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR 2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, JUNE 16, 2011.

The undersigned hereby revokes all prior proxies and appoints Peter M. Meredith, Jr. and Harvey W. Roberts, III, or any one of them, each with the power of substitution, as Proxies to vote, as designated below, all shares of Common Stock of Heritage Bankshares, Inc. held by the undersigned on the designated record date of April 18, 2011 at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m. local time, at the Courtyard by Marriott Hotel, 520 Plume Street, Norfolk, Virginia 23510, on Thursday, June 16, 2011, or any adjournment thereof.

1. Proposal 1: To elect the following five (5) “Class 2” directors to serve three year terms until the 2014 Annual Meeting of Shareholders:

For Withhold For All Except

David A. Arias; Wendell C. Franklin; F. Dudley Fulton; Donald E. Perry; and Ross C. Reeves.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. Proposal 2: To approve the advisory (non binding) resolution to approve our executive compensation as disclosed in the accompanying proxy statement.

For Against Abstain

3. Proposal 3: To ratify Elliott Davis LLC as our independent auditors for the year ending December 31, 2011.

For Against Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The Board of Directors unanimously recommends that shareholders vote their shares FOR the election of all of the directors nominated under Proposal 1 and FOR Proposals 2 and 3.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made in a properly executed Proxy, this Proxy will be voted FOR all of the nominees in Proposal 1 and FOR Proposals 2 and 3. If any other business is presented at the Annual Meeting, the Proxies named above are authorized to vote in their discretion as to such other business properly before the meeting. The Board of Directors currently is not aware of any other business to be presented at the Annual Meeting.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above

Co-holder (if any) sign above

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.

Detach above card, sign, date and mail in postage paid envelope provided.

HERITAGE BANKSHARES, INC.

Please complete, date, sign and return this proxy at your earliest convenience in the envelope provided. Thank you.

By signing this Proxy Card you acknowledge receipt of the Notice of Annual Meeting of Shareholders to be held June 16, 2011 and the related Proxy Statement dated April 28, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON THURSDAY, JUNE 16, 2011

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of 2011 Annual Meeting, Proxy Statement, Annual Report on Form 10 K, Annual Report of the Company (and President’s Report to the Stockholders) and proxy card, and by notifying you of the availability of our proxy materials on the Internet. The Notice of 2011 Annual Meeting, Proxy Statement, Annual Report on Form 10 K, Annual Report of the Company (and President’s Report to the Stockholders) and proxy card are available at www.proxyvote.com.

Please sign exactly as your name(s) appear below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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